Exhibit 10.31
Restricted Share Agreement

WHEREAS, the Participant is a key associate of Diebold, Incorporated (hereinafter called the “Corporation”) or a Subsidiary; and
WHEREAS, the execution of a Restricted Share Agreement (hereinafter called the “Agreement”) substantially in the form hereof has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) duly adopted on the Grant Date.
NOW, THEREFORE, the Corporation hereby confirms to the Participant the grant, effective on the Grant Date, pursuant to its 1991 Equity and Performance Incentive Plan (As Amended and Restated as of February 12, 2014) (the “Plan”), of Common Shares of the Corporation equal to the fixed number of Restricted Shares (the “Restricted Shares”) listed as “Restricted Stock Granted” on the Grant Detail Page subject to the terms and conditions of the Plan and the terms and conditions described below:
1.The Restricted Shares subject to this grant shall be fully paid and nonassessable and shall be represented by a certificate or certificates registered in the Participant’s name, endorsed with an appropriate legend referring to the restrictions hereinafter set forth. The Participant shall have all the rights of a shareholder with respect to such Restricted Shares, including the right to vote the Restricted Shares and to receive all dividends paid thereon, provided that such Restricted Shares, together with any additional shares which the Participant may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Corporation is the surviving corporation or any other change in capital structure, shall be subject to the restrictions hereinafter set forth.
2.The Restricted Shares subject to this grant may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of by the Participant except to the Corporation until three (3) years have elapsed from the Grant Date, except that the Participant’s rights with respect to such Restricted Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer in violation of the provisions of this Section 2 shall be void, and the purported transferee shall obtain no rights with respect to such Restricted Shares. The Corporation in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Restricted Shares subject to this grant.
3.All the Restricted Shares subject to this grant shall be forfeited by the Participant if the Participant’s employment with the Corporation is terminated before the third (3rd) anniversary of the Grant Date voluntarily on the Participant’s part or if at any time the Participant engages in Detrimental Activity (as hereinafter defined).
4.If, however, the Participant’s employment with the Corporation is terminated before the third (3rd) anniversary of the Grant Date as a result of the Participant’s death or permanent total disability or if the Participant is terminated without Cause, provided the Participant has not engaged in Detrimental Activity, the restrictions provided in Section 2 and 3 hereof shall thereupon lapse and terminate.
5.During the period in which the transferability and forfeiture restrictions provided in Sections 2 and 3 hereof are in effect, the certificates representing the Restricted Shares covered by this grant shall be retained by the Corporation, together with the accompanying stock power signed by the Participant and endorsed in blank.
6.(a)     In the event of (i) a “Change in Control” as hereinafter defined after the Grant Date, and (ii) prior to the end of the period referred to in Sections 2 and 3 above the Participant’s employment with the Corporation or a Subsidiary is terminated by the Participant as a “Termination for Good Cause” or the Participant is terminated by the Corporation other than as a termination for “Cause,” then the restrictions on the Restricted Shares subject to this grant provided in Sections 2 and 3 hereof shall thereupon lapse and terminate. Notwithstanding anything in this Section 6 to the contrary, in connection with a Business Combination the result of which is that the Corporation Common Stock and Voting Stock is exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not assume the Restricted Shares evidenced hereby and the Corporation’s obligations hereunder, or replace the Restricted Shares evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the Restricted Shares evidenced hereby shall become immediately nonforfeitable as of immediately prior to such Business Combination.
(b)For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if any of the following events shall occur:

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding shares of common stock of the Corporation (the “Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 6(b); or
(ii)Individuals who, as of the date hereof, constitute the Board (as modified by this subsection (ii), the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Corporation Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Corporation Common Stock and Voting Stock of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
(iv)Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.
(c)For the purposes of this Agreement, “Termination for Good Cause” means the Participant’s termination of the Participant’s employment with the Corporation or a Subsidiary as a result of the occurrence of any of the following:
(i)a change in the Participant’s principal location of employment that is greater than fifty (50) miles from its location as of the date hereof without the Participant’s consent; provided, however, that the Participant hereby acknowledges that the Participant may be required to engage in travel in connection with the performance of the Participant’s duties hereunder and that such travel shall not constitute a change in the Participant’s principal location of employment for purposes hereof;
(ii)a material diminution in the Participant’s base compensation;

(iii)a change in the Participant’s position with the Corporation without the Participant’s consent such that there is a material diminution in the Participant’s authority, duties or responsibilities; or
(iv)any other action or inaction that constitutes a material breach by the Corporation of the agreement under which the Participant provides services.
Notwithstanding the foregoing, the Participant’s termination of the Participant’s employment with the Corporation as a result of the occurrence of any of the foregoing shall not constitute a “Termination for Good Cause” unless (A) the Participant gives the Corporation written notice of such occurrence within ninety (90) days of such occurrence and such occurrence is not cured by the Corporation within thirty (30) days of the date on which such written notice is received by the Corporation and (B) the Participant actually terminates his or her employment with the Corporation prior to the three hundred sixty-fifth (365th) day following such occurrence.
7.If the Participant, either during employment by the Corporation or a Subsidiary or within one year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and (except for any Detrimental Activity described in Section 7(c)(v)(B)) the Participant shall not have ceased all Detrimental Activity within 30 days after notice of such finding given within one year after commencement of such Detrimental Activity, the Participant shall:
(a)Return to the Corporation all Restricted Shares that the Participant has not disposed of that became nonforfeitable pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, and
(b)With respect to any Restricted Shares that the Participant has disposed of that became nonforfeitable pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, pay to the Corporation in cash the value of such Restricted Shares on the date such Restricted Shares became nonforfeitable. To the extent that such amounts are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
(c)For purposes of this Agreement, the term “Detrimental Activity” shall include:
(i)Engaging in any activity as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the Corporation or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Corporation if such development is being actively pursued by the Corporation during the one-year period first referred to in this Section 7) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.
(ii)Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary.
(iii)The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter.
(iv)The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries.
(v)Activity that results in termination for Cause. For the purposes of this Section 7, Section 6 and Section 4, termination for “Cause” shall mean a termination:
(A)due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(B)due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary.
(vi)Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.
8.The Participant hereby acknowledges that federal and state income, payroll or other applicable taxes may apply with respect to this grant. If the Corporation determines, in its sole discretion, that withholding is required, the Participant agrees by the acceptance of this grant that such withholding may be accomplished through withholding from the cash compensation due to the Participant from the Corporation an amount sufficient to satisfy the full withholding obligation. If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of the Corporation) to satisfy the full withholding obligation, the Participant agrees that either (a) the Participant will pay over to the Corporation the amount of cash necessary to satisfy such remaining withholding obligation by the time thereafter specified in writing by the Corporation, or (b) the Corporation may retain such number of the shares covered by this grant as shall be equal in value to the amount of the remaining withholding obligation. The Participant may elect that all or any part of such withholding requirement be satisfied by retention by the Corporation of a portion of the Restricted Shares delivered to the Participant. In no event, however, shall the Corporation accept Common Shares for payment of taxes in excess of required tax withholding rates, except that, unless otherwise determined by the Board at any time, the Participant may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.
9.For purposes of this Agreement, the continuous employ of the Participant with the Corporation or a Subsidiary shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an associate of the Corporation or any Subsidiary, by reason of the transfer of his or her employment among the Corporation and its Subsidiaries.
10.Nothing contained in this Agreement shall limit whatever right the Corporation or a Subsidiary might otherwise have to terminate the employment of the Participant.
11.Employment Rights.
In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Shares, or benefits in lieu of Restricted Shares, even if Restricted Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Restricted Shares are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and which is outside the scope of your employment contract, if any; (f) the Restricted Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Shares or diminution in value of the Restricted Shares or the Shares and you irrevocably release the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Restricted Shares and vest in Restricted Shares under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Restricted Shares after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

12.	Data Privacy.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Restricted Shares or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
13.This Agreement is subject to the terms and conditions of the Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan or on the Grant Detail Page (which is a part of this Agreement) as the context so requires.
14.If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
15.The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The undersigned Participant hereby acknowledges receipt of an executed original of this Agreement and accepts the Restricted Shares granted pursuant to this Agreement on the terms and conditions set forth herein.

Date:
Participant
EXECUTED in the name and on behalf of the Corporation at North Canton, Ohio, as of the _________ day of _________.

DIEBOLD, INCORPORATED

By:	[name of signatory]
[title of signatory]